Exhibit 99.1
                                                           Contact:  Maria Brous
                                                                  (863) 680-5339

            Publix Announces 4th Quarter and Annual Results for 2006

LAKELAND, Fla., March 1, 2007 -- Publix's sales for the fourth quarter of 2006, a 13-week period, were $5.6 billion, a 3.2 percent decrease from last year's $5.7 billion, a 14-week period. Excluding the additional week in the fourth quarter of 2005, sales for the fourth quarter of 2006 would have increased by
3.8 percent. Comparable-store sales for the fourth quarter of 2006 increased
2.4 percent.
         Net earnings for the fourth quarter of 2006, a 13-week period, were $291.9 million, compared to $294.9 million in 2005, a 14-week period, a decrease of 1 percent. Earnings per share remained unchanged at $0.35 per share, after adjusting for the effect of the 5-for-1 stock split that occurred July 1, 2006.
        Publix's sales for the fiscal year ended Dec. 30, 2006, a 52-week year, were $21.7 billion, a 5.2 percent increase from last year's $20.6 billion, a 53-week year. Excluding the additional week in 2005, sales for 2006 would have increased by 7.2 percent. Comparable-store sales for 2006 increased 5.2 percent.
        Net earnings for 2006 were $1.1 billion, compared to $989.2 million for 2005, an increase of 10.9 percent. Earnings per share increased to $1.29 for 2006, up from $1.15 per share in 2005 after adjusting for the effect of the 5-for-1 stock split that occurred July 1, 2006.
         These amounts are based on audited reports that were filed Feb. 28, 2007, with the U.S. Securities and Exchange Commission (SEC). The company's annual report to the SEC, Form 10-K, is available on its Web site at www.publix.com/stock.
         Based on the most recent appraisal, Publix's stock price increased $0.30 from $19.60 per share to $19.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
        "This is our ninth consecutive quarter with an increase in our stock price. Our associates, the owners of Publix, deserve the credit for this achievement," Publix CEO Charlie Jenkins, Jr. said.
         Publix is privately owned and operated by its 142,000 employees and has 898 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for 10 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###